Exhibit 99.1

ReShape Lifesciences Reports Third Quarter and Nine Month 2021 Financial and Operational Results

Webinar to follow at 8:45 a.m. ET today

San Clemente, CA November 11, 2021 — ReShape Lifesciences Inc. (NASDAQ: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported its financial and operational results for the three and nine months ended September 30, 2021.

Recent Highlights and Accomplishments

●	Achieved revenue growth for the nine months and third quarter of 29.2% and 2.9% respectively, compared to the same periods the prior year
●	Consecutively succeeded in sequential quarterly revenue growth of 5.1% from the second quarter to third quarter
●	Launched the Company’s first and largest multi-platform consumer marketing campaign
●	Rolled out line of supplements on ReShape MarketplaceTM to meet consumers’ nutritional needs
●	Strengthened operations and commercial teams with the addition of key personnel, including Al Diaz, Vice President of Operations and Research & Development
●	Secured key international regulatory and labeling approvals as part of the manufacturing transition to the company’s direct control in the U.S.

Bart Bandy, President and Chief Executive Officer of ReShape Lifesciences, commented, “Subsequent to all the major milestones we completed in the second quarter of this year, our entire organization focused on executing strategic initiatives this past quarter that create awareness and demand for our commercial portfolio of FDA approved and insurance reimbursed products to further develop a financially strengthened foundation for our business.”

Mr. Bandy continued, “We made great efforts to debut the Company’s first national advertising campaign for our Lap-Band program in less than 90 days from our Nasdaq listing and fund raise. In addition, we continued to advance our primary corporate objectives designed to fuel operational efficiency by adding Al Diaz as our Vice President of Operations and Research and Development as well as augmenting our commercial team with key personnel. As we continue to advance our growth initiatives, we expect that our differentiated proprietary ecosystem of products to help people that are overweight or obese combined with our highly experienced team will bolster our position as the premier provider of physician-led weight loss solutions and drive shareholder value.”

Financial Section

Note for metrics analysis: In the third quarter, the Company experienced substantial increases in sales and marketing, general and administrative, R &D, and total operating expenses due to the issuance of non-cash stock-based compensation for the first time since 2017, and costs related to the acquisition of Obalon. Given that these expenses are specific in nature and uniquely attributed to the significant milestones achieved this year, the Company expects its expenditure to revert to normal moving forward considering these charges are non-recurring and generally recognized as one-time charges. Notably, non-cash stock-based compensation for the three months ended September 30, 2021 was recorded at $10.7 million. $6.0 million was recorded as a cash outlay for fees associated with the merger and equity raise.

Third Quarter Ended September 30, 2021 and 2020 Financial Highlights

Revenue for the three months ended September 30, 2021 was $3.7 million compared to $3.6 million in revenue for the three months ended September 30, 2020.  This reflects another period of consecutive sequential growth in 2021 at 5.1% for the quarter.

Gross profit for the third quarter of 2021 was $2.1 million compared to $2.3 million for the three months ended September 30, 2020. The $0.2 million decrease is attributed to increased department expenses which includes Obalon related professional fees, increased consulting fees, payroll related expenses, increased freight costs and depreciation.

Sales and marketing expenses for the three months ended September 30, 2021 were $3.5 million compared to $1.2 million for the three months ended September 30, 2020. In addition to previously disclosed factors, the increased expenditures stem from the additional marketing and advertising efforts for the national campaign launch and an increase in payroll related expenses stemming from an expanded and improved field organization.

General and administrative expenses were $12.0 million for the third quarter of 2021 compared to $2.4 million for the three months ended September 30, 2020. This amount also reflects an increase in audit, consulting, legal, professional services for the Obalon merger, payroll related expenses and an increase in rent and facility expenses from assuming an entire quarter of lease expense for the Obalon facility as well as an increase in insurance expenses.

Research and development expenses were $1.6 million for the third quarter of 2021 compared to $0.9 million for the three months ended September 30, 2020.

Total operating expenses were $17.1 million for the third quarter of 2021 compared to $4.5 million for the three months ended September 30, 2020.

Non-GAAP adjusted EBITDA loss was $3.6 million for the third quarter of 2021 compared to a loss of $1.4 million for the three months ended September 30, 2020.

Nine Months Ended September 30, 2021 and 2020 Financial Highlights

Revenues for the nine months ended September 30, 2021 totaled $10.5 compared to $8.1 million for the same period in 2020. The 29.2% improvement in revenues is due to a $1.9 million increase in US sales and $0.5 million internationally.

Gross profit for the nine months ended September 30, 2021 totaled $6.6 million compared to $4.6 million for the nine months ended September 30, 2020. The increase of $2.0 million is attributed to increased volume, reduced period expenses and an improved product mix with higher domestic sales as a percentage of revenue, which show high gross profit margins than international sales.

General and administrative expenses for the nine months ended September 30, 2021 were $19.1 million compared to $7.8 million for the same period in 2020. This amount includes increases in audit, consulting, legal, and other professional services directly related to the merger with Obalon.

Research and development expenses decreased by $0.4 million to $2.2 million, compared to $2.6 million for the same period in 2020. The decrease is primarily due to a reduction in consulting, and clinical trial expenses as a result of a compulsory intermission in clinical trials for the ReShape Vest due to the COVID-19 pandemic.

Sales and marketing expenses for the nine months ended September 30, 2021 totaled $6.2 million compared to $3.5 million for the same period in 2020 which reflects the Company’s additional spend on advertising and marketing expenses for its national direct to consumer campaign and increased payroll expenses.

With regard to the one-time expenses and other factors mentioned above, the Company’s total operating expenses for the nine months ended September 30, 2021, was recorded at $27.5 million compared to $13.9 million for the same period in 2020.

On a Non-GAAP adjusted EBITDA basis, the Company reported a loss of $6.6 million for the nine months ended September 30, 2021 compared to $6.8 million for the same period in 2020.

Cash and cash equivalents were $29.3 million as of September 30, 2021, also subsequent to the previously referenced $6.0 million that was recorded as a cash outlay for fees associated with the merger and equity raise.

Webinar Information

Management will post a webinar discussing ReShape’s financial and operational results today at 8:45 a.m. ET. The link to the webinar is here and will be available on the Investor Relations page of the ReShape Lifesciences, Inc. website, https://ir.reshapelifesciences.com/.

ABOUT RESHAPE LIFESCIENCES INC.

ReShape Lifesciences™ is America's premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The ReShape Vest™ System is an investigational (outside the U.S.) minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It helps enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. reshapecare™ is a virtual weight-management program that supports lifestyle changes for all weight-loss patients led by board certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company's ongoing core operating performance than their GAAP equivalents.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this Form 10-K have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the Company's core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, changes in fair value of liability warrants and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the Company's core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS
ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Contact:
Daniel Kontoh-Boateng

DKB Partners

862-213-1398

dboateng@dkbpartners.com

RESHAPE LIFESCIENCES INC.

Condensed Consolidated Balance Sheets

(dollars in thousands; unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$29,243	$2,957
Restricted cash	50	50
Accounts and other receivables	3,457	2,620
Inventory	3,206	2,244
Prepaid expenses and other current assets	1,633	1,073
Total current assets	37,589	8,944
Property and equipment, net	1,602	584
Operating lease right-of-use assets	450	465
Other intangible assets, net	28,469	27,022
Goodwill	21,053	—
Other assets	1,535	46
Total assets	$90,698	$37,061
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,112	$3,655
Accrued and other liabilities	3,235	3,630
Warranty liability, current	545	397
Debt, current portion, net of deferred financing costs	2,971	3,609
Operating lease liabilities, current	473	314
Total current liabilities	10,336	11,605
Debt, noncurrent portion	—	9,168
Operating lease liabilities, noncurrent	—	163
Warranty liability, noncurrent	527	1,022
Deferred income taxes	615	615
Total liabilities	11,478	22,573
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series B convertible preferred stock	—	—
Series C convertible preferred stock	—	1
Common stock	18	6
Additional paid-in capital	620,611	529,429
Accumulated deficit	(541,302)	(514,827)
Accumulated other comprehensive loss	(107)	(121)
Total stockholders’ equity	79,220	14,488
Total liabilities and stockholders’ equity	$90,698	$37,061

RESHAPE LIFESCIENCES INC

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$3,708	$3,602	$10,458	$8,092
Cost of revenue	1,573	1,321	3,886	3,471
Gross profit	2,135	2,281	6,572	4,621
Operating expenses:
Sales and marketing	3,496	1,160	6,186	3,446
General and administrative	12,052	2,434	19,085	7,809
Research and development	1,571	859	2,245	2,619
Total operating expenses	17,119	4,453	27,516	13,874
Operating loss	(14,984)	(2,172)	(20,944)	(9,253)
Other expense (income), net:
Interest expense, net	33	739	804	1,632
Warrant expense	2,813	—	2,813	—
Loss on extinguishment of debt, net	—	2,435	2,061	2,435
Gain on foreign currency exchange, net	(101)	(128)	(170)	(118)
Loss before income tax provision	(17,729)	(5,218)	(26,452)	(13,202)
Income tax expense (benefit)	(30)	(39)	23	(108)
Net loss	$(17,699)	$(5,179)	$(26,475)	$(13,094)
Net loss per share - basic and diluted:
Net loss per share - basic and diluted	$(1.48)	$(1.32)	$(2.51)	$(3.36)
Shares used to compute basic and diluted net loss per share	11,997,370	3,927,986	10,546,683	3,896,964

The following table contains a reconciliation of non-GAAP net loss to GAAP net loss attributable to common stockholders for the three and nine months ended September 30, 2021 and 2020 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net loss	$(17,699)	$(5,179)	$(26,475)	$(13,094)
Adjustments:
Interest expense, net	33	739	804	1,632
Income tax expense (benefit)	(30)	(39)	23	(108)
Depreciation and amortization	548	419	1,416	1,257
Stock-based compensation expense	10,720	255	10,457	1,029
Loss on extinguishment of debt, net	—	2,435	2,061	2,435
Warrant expense	2,813	—	2,813	—
Professional fees incurred in connection with the Obalon merger	—	—	2,277	—
Non-GAAP loss	$(3,615)	$(1,370)	$(6,624)	$(6,849)